As filed with the Securities and Exchange Commission on March 27, 2006

Registration No. 333-130184

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT ON

FORM S-8

UNDER

THE SECURITIES ACT OF 1933

COMMERCIAL CAPITAL BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Nevada	33-0865080
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8105 Irvine Center Drive

15th Floor

Irvine, California 92618

(Address of Principal Executive Offices and Zip Code)

CALNET BUSINESS BANK, NATIONAL ASSOCIATION

2001 STOCK OPTION PLAN

(Full Title of the Plan)

Stephen H. Gordon

Chairman and Chief Executive Officer

Commercial Capital Bancorp, Inc.

8105 Irvine Center Drive

15th Floor

Irvine, California 92618

(Name and address of agent for service)

(949) 585-7500

(Telephone number, including area code, of agent for service)

with a copy to:

Norman B. Antin, Esq.

Jeffrey D. Haas, Esq.

Patton Boggs LLP

2550 M Street, NW

Washington, DC 20037

(202) 457-6000

This Post-Effective Amendment No. 1 to Form S-4 Registration Statement covers 340,718 shares of the registrant’s common stock that were previously registered on the Form S-4 (File No. 333-130184). The registration fee in respect of such shares of common stock was previously paid.

EXPLANATORY NOTE

Commercial Capital Bancorp, Inc., a Nevada corporation (“CCBI” or the “Registrant”), hereby amends its registration statement on Form S-4 (File No. 333-130184) by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement”) in connection with the merger (the “Merger”) of Calnet Business Bank, National Association (“Calnet”), with and into Commercial Capital Bank, FSB, a wholly owned subsidiary of CCBI. The Merger was consummated on March 3, 2006.

This Registration Statement allocates 340,718 shares of the Registrant’s common stock that were previously registered on the Form S-4 to be issued to former Calnet employees, directors, consultants and founders in connection with Calnet’s 2001 Stock Option Plan (the “Plan”). Pursuant to the terms of the Merger, on March 3, 2006, each vested option to purchase Calnet common stock granted under the Plan, which was then outstanding ceased to represent a right to acquire shares of Calnet common stock and were converted automatically into an option to purchase shares of the Registrant’s common stock, and the Registrant assumed each such Calnet stock option, in accordance with the terms of the Plan and stock option or other agreement by which such option was evidenced.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The Registrant is subject to the informational and reporting requirements of Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith files reports and other information with the Commission. The following documents filed by the Registrant with the Commission are incorporated into this Registration Statement by reference:

a. The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 16, 2006.

b. All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Form 10-K referred to in clause (a) above.

c. The description of the Registrant’s common stock contained in the Registrant’s Form 8-A (File No. 000-50126), as filed with the Commission pursuant to Sections 12(b) and 12(g) of the Exchange Act, on December 13, 2002.

All other documents filed by CCBI pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereunder have been sold or which de-registers all securities remaining shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable

Item 5. Interests of Named Experts and Counsel

Certain legal matters with respect to legality of the common stock registered hereby will be passed upon for the Registrant by Patton Boggs LLP. As of the date of this Registration Statement, certain partners of Patton Boggs LLP owned approximately 127,463 shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers

The Registrant and Commercial Capital Bank, FSB, a federally chartered savings bank and wholly owned subsidiary of CCBI (“Commercial Capital Bank”), have entered into agreements to indemnify certain of their directors. The indemnification agreements require the Registrant and Commercial Capital Bank to indemnify such directors against liabilities that may arise by reason of their status or service as officers and directors, other than liabilities arising from willful misconduct of a culpable nature and certain investigations by banking regulators, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The form of the indemnification agreements were filed as Exhibits 10.17 and 10.18 to the Registrant’s Registration Statement on Form S-1 (No. 333-99631) filed with the Commission on September 16, 2002, as amended.

Section 3.15 of the Registrant’s Bylaws provides as follows:

Section 3.15 Indemnification of Agents of the Corporation: Purchase of Liability Insurance.

(a) The corporation shall, to the maximum extent and in the manner permitted by the General Corporation Law of the State of Nevada (the “Code”), indemnify each of its directors against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 3.15 a “director” of the corporation includes any person (i) who is or was serving at the request of the corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, or (ii) who was a director of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

(b) The corporation shall have the power, to the extent and in the manner permitted by the Code, to indemnify each of its officers, employees and agents against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an officer, employee or agent of the corporation. For purposes of this Section 3.15, an “officer,” “employee” or “agent” of the corporation includes any person (i) who is or was an officer, employee, or agent of the corporation, (ii) who is or was serving at the request of the corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an officer, employee or agent of the corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

(c) Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to Section 3.15 shall be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnification party is not entitled to be indemnified as authorized in this Section 3.15. Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is permitted pursuant to Section 3.15 may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized in this Section 3.15.

(d) The indemnification provided by this Section 3.15 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent that such additional rights to indemnification are authorized in the Articles of Incorporation.

(e) The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was an agent of the corporation against any liability asserted against or incurred by such person in such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Section 3.15.

(f) No indemnification or advance shall be made under this Section 3.15, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears:

(1) That it would be inconsistent with a provision of the Articles of Incorporation, these Bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(2) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

The Nevada General Corporation Law provides as follows:

78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

78.751 AUTHORIZATION REQUIRED FOR DISCRETIONARY INDEMNIFICATION; ADVANCEMENT OF EXPENSES; LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles or incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

78.752 INSURANCE AND OTHER FINANCIAL ARRANGEMENTS AGAINST LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

(a) The creation of a trust fund.

(b) The establishment of a program of self-insurance.

(c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

(d) The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person’s stock or other securities is owned by the corporation.

4. In the absence of fraud:

(a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

(b) The insurance or other financial arrangement:

(1) Is not void or voidable; and

(2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.

Item 7. Exemption From Registration Claimed

Not applicable

Item 8. Exhibits

Exhibit Number	Description
5.1*	Opinion of Patton Boggs LLP regarding the validity of the shares of CCBI common stock

23.1	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Patton Boggs LLP (included in Exhibit 5.1 opinion)

24.1*	Power of Attorney

99.1	Calnet Business Bank, National Association 2001 Stock Option Plan

*	Previously filed.

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if this registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 27th day of March, 2006.

COMMERCIAL CAPITAL BANCORP, INC.

By:	/s/ STEPHEN H. GORDON
Stephen H. Gordon
Chairman and Chief Executive Officer

Pursuant to the requirement of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in their capacities on March 27, 2006.

Signature	Title

/s/ STEPHEN H. GORDON Stephen H. Gordon	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ JAMES H. LEONETTI* James H. Leonetti	Director, Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ DAVID S. DEPILLO* David S. DePillo	Director, President and Chief Operating Officer

/s/ JAMES G. BRAKKE* James G. Brakke	Director

/s/ GARY W. BRUMMETT* Gary W. Brummett	Director

/s/ BARNEY R. NORTHCOTE* Barney R. Northcote	Director

/s/ RICHARD A. SANCHEZ* Richard A. Sanchez	Director

/s/ ROBERT J. SHACKLETON* Robert J. Shackleton	Director

/s/ MARK E. SCHAFFER* Mark E. Schaffer	Director

/s/ R. RAND SPERRY* R. Rand Sperry	Director

*By: /s/ STEPHEN H. GORDON Stephen H. Gordon Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
5.1*	Opinion of Patton Boggs LLP regarding the validity of the shares of CCBI common stock

23.1	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Patton Boggs LLP (included in Exhibit 5.1 opinion)

24.1*	Power of Attorney

99.1	Calnet Business Bank, National Association 2001 Stock Option Plan

*	Previously Filed.